Exhibit 10.1

U.S.$3,000,000,000

CREDIT AGREEMENT

relating to a

5-YEAR REVOLVING CREDIT FACILITY

Dated as of June 30, 2011

Among

ALTRIA GROUP, INC.

and

THE INITIAL LENDERS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.

and

CITIBANK, N.A.

as Administrative Agents

* * * * * * * * * *

BARCLAYS CAPITAL, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, THE BANK OF NOVA SCOTIA and THE ROYAL BANK OF SCOTLAND PLC

as Syndication Agents

and

SOVEREIGN BANK, HSBC BANK USA, NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

and

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., BARCLAYS CAPITAL, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, THE BANK OF NOVA SCOTIA and RBS SECURITIES INC.

as Joint Bookrunners

i

(continued)

(continued)

SCHEDULE

Schedule I	-	List of Commitments and Applicable Lending Offices
Schedule II	-	Certain Subsidiary Information

EXHIBITS

Exhibit A-1	-	Form of Pro Rata Note
Exhibit A-2	-	Form of Competitive Bid Note
Exhibit B-1	-	Form of Notice of Pro Rata Borrowing
Exhibit B-2	-	Form of Notice of Competitive Bid Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Designation Agreement
Exhibit E	-	Form of Guarantee
Exhibit F-1	-	Form of Opinion of Counsel for Altria
Exhibit F-2	-	Form of Opinion of Counsel for Altria
Exhibit F-3	-	Form of Opinion of Counsel for Guarantor
Exhibit G	-	Form of Opinion of Counsel for Designated Subsidiary

(continued)

Page
Exhibit H	-	Form of Opinion of Counsel for JPMCB, as Administrative Agent
Exhibit I	-	Form of Confidentiality Agreement

5-YEAR REVOLVING CREDIT AGREEMENT

Dated as of June 30, 2011

ALTRIA GROUP, INC., a Virginia corporation (“Altria”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and JPMORGAN CHASE BANK, N.A. (“JPMCB”) and CITIBANK, N.A. (“Citibank”), as administrative agents (each, in such capacity, an “Administrative Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“364-Day Facility” means the 364-Day Revolving Credit Agreement, dated as of November 17, 2010, among Altria and the agents and lenders party thereto.

“Advance” means a Pro Rata Advance or a Competitive Bid Advance.

“Applicable Commitment Fee Rate” means, for any period, a percentage per annum equal to the percentage set forth below determined by reference to the higher of the rating of Altria’s long-term senior unsecured debt from (i) Standard & Poor’s and (ii) Moody’s, in each case in effect from time to time during such period:

Long-Term Senior Unsecured Debt Rating	Applicable Commitment Fee Rate
A and A2 or higher	0.100%
A- and A3	0.125%
BBB+ and Baa1	0.175%
BBB and Baa2	0.250%
Lower than BBB and Baa2	0.300%

provided that if no rating is available on any date of determination from Moody’s and Standard & Poor’s or any other nationally recognized statistical rating organization designated by Altria and reasonably satisfactory to JPMCB, as Administrative Agent, the Applicable Commitment Fee Rate shall be 0.300%.

“Applicable Interest Rate Margin” means for any Interest Period a percentage per annum equal to the Credit Default Swap Spread, subject to a minimum rate and a maximum rate as determined by reference to the higher of the ratings of Altria’s long-term senior unsecured debt from (i) Standard & Poor’s and (ii) Moody’s, in each case in effect on the CDS Determination Date:

Long-Term Senior Unsecured Debt Rating	Minimum	Maximum
A and A2 or higher	0.250%	1.250%
A- and A3	0.500%	1.500%
BBB+ and Baa1	0.750%	1.750%
BBB and Baa2	1.000%	2.000%
Lower than BBB and Baa2	1.250%	2.250%

provided that if no rating is available on any CDS Determination Date from Moody’s and Standard & Poor’s or any other nationally recognized statistical rating organization designated by Altria and reasonably satisfactory to JPMCB, as Administrative Agent, the Applicable Interest Rate Margin shall be determined as if Altria’s long-term unsecured debt rating were lower than BBB and Baa2.

The Applicable Interest Rate Margin for any Base Rate Advance on any date will equal the Applicable Interest Rate Margin for LIBO Rate Advances on such date minus 1.000% per annum, but only to the extent that the Applicable Interest Rate Margin for LIBO Rate Advances on such date exceeds 1.000% per annum. To the extent that the Applicable Interest Rate Margin for LIBO Rate Advances on such date equals or is less than 1.000% per annum, the Applicable Interest Rate Margin for any Base Rate Advance will be zero.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Pro Rata Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to JPMCB, as Administrative Agent, as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by JPMCB, as Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the rate of interest announced publicly by JPMCB in New York, New York, from time to time, as JPMCB’s prime rate; and

(ii) 1/2 of one percent per annum above the Federal Funds Effective Rate; and

(iii) the LIBO rate for a one-month Interest Period.

“Base Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(i).

“Base Rate Interest” has the meaning specified in Section 2.04(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” means, collectively, Altria and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.

“Borrowing” means a Pro Rata Borrowing or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBO Rate Advances or Floating Rate Bid Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Lease Obligations” has the meaning specified in clause (b) of the definition of the term “Debt” below.

“CDS Determination Date” means (a) as to LIBO Rate Advances, the second Business Day prior to the borrowing of such LIBO Rate Advance for such LIBO Rate Advances, and (b) as to Base Rate Advances, initially, the Effective Date and thereafter, the first Business Day of each succeeding calendar quarter.

“Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by JPMCB, as Administrative Agent, pursuant to Section 9.07(d), in each case as such amount may be reduced pursuant to Section 2.10.

“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.07 and refers to a Fixed Rate Bid Advance or a Floating Rate Bid Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.07.

“Competitive Bid Note” means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender to such Borrower.

“Competitive Bid Reduction” has the meaning specified in Section 2.01.

“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of Altria and its Subsidiaries plus, without duplication and to the extent included as a separate item on Altria’s consolidated statements of earnings or consolidated statements of cash flows in the case of clauses (a) through (e) for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss subtracted from “Gross profit” in the calculation of “Operating income” and (f) the portion of loss included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest and any cash that is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) to the extent included as a separate item on Altria’s consolidated statements of earnings for such period, any extraordinary, unusual or non-recurring income or gains or any similar income or gain added to “Gross profit” in the calculation of “Operating income,” and (y) the portion of income included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2010, then such new accounting principle shall not be used in the determination of Consolidated EBITDA. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated EBITDA for any quarter in such year by more than 10%.

“Consolidated Interest Expense” means, for any accounting period, total interest expense of Altria and its Subsidiaries with respect to all outstanding Debt of Altria and its Subsidiaries during such period, all as determined on a consolidated basis for such period and in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2010, then such new accounting principle shall not be used in the determination of Consolidated Interest Expense. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Interest Expense for any quarter in such year by more than 10%.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Altria and its Subsidiaries, less goodwill and other intangible assets, the minority interests of other Persons in such Subsidiaries and non-recourse debt of Altria and its Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2010, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Pro Rata Advances of one Type into Pro Rata Advances of the other Type pursuant to Section 2.06, 2.08 or 2.13.

“Credit Default Swap Spread” means, at any CDS Determination Date, the credit default swap spread applicable to Altria’s long-term senior unsecured debt interpolated to the Termination Date (or, if the period between the CDS Determination Date and the Termination Date is less than one year, then the one-year credit default swap mid-rate spread applicable to Altria’s long-term senior unsecured debt), determined as of the close of business on the Business Day immediately preceding such CDS Determination Date, as reported and interpolated, if applicable, by Markit Group Limited or any successor thereto. If on any CDS Determination Date the Credit Default Swap Spread is unavailable, Altria and the Lenders shall negotiate in good faith (for a period of up to thirty days from such date (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Applicable Interest Rate Margin. The Applicable Interest Rate Margin for any day that falls during the Negotiation Period shall be based upon the then most recently available quote of the Credit Default Swap Spread. If no such alternative method is agreed upon during the Negotiation Period, the Applicable Interest Rate Margin for any day subsequent to the end of the Negotiation Period shall be a rate per annum equal to the “Maximum” set forth in the Applicable Interest Rate Margin pricing grid based upon the ratings by Moody’s and Standard & Poor’s, respectively, applicable on such date to Altria’s long-term senior unsecured debt.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases as of the Effective Date (“Capital Lease Obligations”), (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in any case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to Altria or any of its Subsidiaries, (B) intercompany debt of Altria or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent Altria or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Commitments within one Business Day of the date required to be funded by it hereunder, (b) notified Altria or JPMCB, as Administrative Agent, in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations either under this Agreement or generally under agreements in which it has committed to extend credit, (c) failed, within three Business Days after written request by JPMCB, as Administrative Agent (whether acting on its own behalf or at the reasonable request of Altria (it being understood that JPMCB, as Administrative Agent, shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to JPMCB, as Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it. No Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Designated Subsidiary” means any wholly-owned Subsidiary of Altria designated for borrowing privileges under this Agreement pursuant to Section 9.08.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and Altria.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Altria and JPMCB, as Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $6,000,000,000; (v) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; and (viii) any other bank, commercial finance company, insurance company or other Person approved in writing by Altria, which approval shall be notified to JPMCB, as Administrative Agent; provided, however, that the term “Eligible Assignee” shall not include a Defaulting Lender or an affiliate of a Defaulting Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or Altria or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or Altria or any of their ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or Altria or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Altria and JPMCB, as Administrative Agent.

“Eurodollar Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Advances or Floating Rate Bid Advances comprising part of the same Borrowing, means, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances or Floating Rate Bid Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Existing Facilities” means the Multi-Year Facility and the 364-Day Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof (without regard to the delayed effective date of such provisions) or any amended or successor version that is substantively comparable and, in each case, regulations promulgated thereunder or official interpretations thereof.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by JPMCB, as Administrative Agent, from three Federal funds brokers of recognized standing selected by it.

“Fixed Rate Bid Advance” means a Competitive Bid Advance bearing interest based on a fixed rate per annum as specified in the relevant Notice of Competitive Bid Borrowing.

“Floating Rate Bid Advance” means a Competitive Bid Advance bearing interest at a rate of interest quoted as a margin over the LIBO Rate as specified in the relevant Notice of Competitive Bid Borrowing.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means the guarantee agreement dated as of the Effective Date issued by the Guarantor in favor of the Lenders, substantially in the form of Exhibit E hereto.

“Guarantor” means Philip Morris USA Inc., a Virginia corporation.

“Home Jurisdiction Withholding Taxes” means (a) in the case of Altria and a Designated Subsidiary that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding for United States federal income taxes, United States federal back-up withholding taxes and United States withholding taxes and (b) in the case of a Designated Subsidiary, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized or any political subdivision thereof.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Pro Rata Borrowing and each Floating Rate Bid Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such LIBO Rate Advance or Floating Rate Bid Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance or the last day of the preceding Interest Period applicable to such Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one week, one, two, three or six months, or, if available to all Lenders, nine or twelve months, as such Borrower may select upon notice received by JPMCB, as Administrative Agent, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Termination Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“JPMCB’s Administrative Agent Account” means (a) the account of JPMCB, as Administrative Agent, maintained by JPMCB, as Administrative Agent, at JPMorgan Chase Bank, N.A., Loan and Agency, 1111 Fannin Street, Houston, Texas 77002, Account No. 9008113381H0301, Reference: Altria Group, Inc., Attention: Account Manager, or (b) JPMCB, as Administrative Agent, as is designated in writing from time to time by JPMCB, as Administrative Agent, to Altria and the Lenders for such purpose.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBO Rate” means an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Dollars appear on Reuters Page LIBOR01 (or any successor page) as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or

(b) if the LIBO Rate does not appear on Reuters Page LIBOR01 (or any successor page), then the LIBO Rate will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by JPMCB, as Administrative Agent, subject, however, to the provisions of Section 2.08.

“LIBO Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(ii).

“LIBO Rate Interest” has the meaning specified in Section 2.04(a)(ii).

“Lien” has the meaning specified in Section 5.02(a).

“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by Altria, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof (other than Greece, Portugal or Spain) or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multi-Year Facility” means the 3-Year Revolving Credit Agreement, dated as of November 20, 2009, among Altria and the agents and lenders party thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA

Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a Pro Rata Note or a Competitive Bid Note.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.07(b).

“Notice of Pro Rata Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 8.01.

“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of Altria and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Patriot Act” has the meaning specified in Section 9.14.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pro Rata Advance” means an advance by a Lender to any Borrower as part of a Pro Rata Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Pro Rata Advance).

“Pro Rata Borrowing” means a borrowing consisting of simultaneous Pro Rata Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Pro Rata Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.18 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Pro Rata Advances made by such Lender to such Borrower.

“Reference Banks” means JPMCB, Citibank, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank AG New York Branch and Goldman Sachs Bank USA.

“Register” has the meaning specified in Section 9.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders owed at least 50.1% of the then aggregate unpaid principal amount of the Pro Rata Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 50.1% of the Commitments.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Subsidiary” of any Person means any corporation or limited liability company of which (or in which) more than 50% of the outstanding equity interests having voting power to elect a majority of the Board of Directors of such entity (irrespective of whether at the time equity interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.15.

“Termination Date” means the earlier to occur of June 30, 2016 and the date of termination in whole of the Commitments pursuant to Section 2.10 or Section 6.02.

“Withholding Agent” means any Borrower, the Guarantor and the Administrative Agents.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Altria as of and for the year ended December 31, 2010, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%. For the avoidance of doubt, any obligations relating to a lease that was accounted for by any Borrower as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by any Borrower shall be accounted for as an operating lease and not a Capital Lease Obligation.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Pro Rata Advances. (a) Obligation to Make Pro Rata Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Pro Rata Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”).

(b) Amount of Pro Rata Borrowings. Each Pro Rata Borrowing shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Type of Pro Rata Advances. Each Pro Rata Borrowing shall consist of Pro Rata Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to this Section 2.01, any Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 or repay pursuant to Section 2.03 and reborrow under this Section 2.01.

Section 2.02. Making the Pro Rata Advances. (a) Notice of Pro Rata Borrowing. Each Pro Rata Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, or (y) 9:00 A.M. (New York City time) on the date of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of Base Rate Advances, by the Borrower to JPMCB, as Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Pro Rata Borrowing (a “Notice of Pro Rata Borrowing”) shall be by telephone, confirmed immediately in writing, by registered mail or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested:

(i) date of such Pro Rata Borrowing,

(ii) Type of Advances comprising such Pro Rata Borrowing,

(iii) aggregate amount of such Pro Rata Borrowing, and

(iv) in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, the initial Interest Period for each such Pro Rata Advance. Notwithstanding anything herein to the contrary, no Borrower may select LIBO Rate Advances for any Pro Rata Borrowing if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.08(c) or 2.13.

(b) Funding Pro Rata Advances. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Pro Rata Borrowing, make available for the account of its Applicable Lending Office to JPMCB, as Administrative Agent, at JPMCB’s Administrative Agent Account, in same day funds, such Lender’s ratable portion of such Pro Rata Borrowing. After receipt of such funds by JPMCB, as Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, JPMCB, as Administrative Agent, will make such funds available to the relevant Borrower at the address of JPMCB, as Administrative Agent, referred to in Section 9.02.

(c) Irrevocable Notice. Each Notice of Pro Rata Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Pro Rata Borrowing that the related Notice of Pro Rata Borrowing specifies is to be comprised of LIBO Rate Advances, the Borrower requesting such Pro Rata Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Pro Rata Borrowing for such Pro Rata Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Pro Rata Advance to be made by such Lender as part of such Pro Rata Borrowing when such Pro Rata Advance, as a result of such failure, is not made on such date.

(d) Lender’s Ratable Portion. Unless JPMCB, as Administrative Agent, shall have received notice from a Lender prior to 11:00 A.M. (New York City time) on the day of any Pro Rata Borrowing that such Lender will not make available to JPMCB, as Administrative Agent, such Lender’s ratable portion of such Pro Rata Borrowing, JPMCB, as Administrative Agent, may assume that such Lender has made such portion available to JPMCB, as Administrative Agent, on the date of such Pro Rata Borrowing in accordance with Section 2.02(b) and JPMCB, as Administrative Agent, may, in reliance upon such assumption, make available to the Borrower proposing such Pro Rata Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to JPMCB, as Administrative Agent, such Lender and such Borrower severally agree to repay to JPMCB, as Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to JPMCB, as Administrative Agent, at:

(i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Pro Rata Advances comprising such Pro Rata Borrowing and (B) the cost of funds incurred by JPMCB, as Administrative Agent, in respect of such amount, and

(ii) in the case of such Lender, the Federal Funds Effective Rate.

If such Lender shall repay to JPMCB, as Administrative Agent, such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Advance as part of such Pro Rata Borrowing for purposes of this Agreement.

(e) Independent Lender Obligations. The failure of any Lender to make the Pro Rata Advance to be made by it as part of any Pro Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro Rata Advance on the date of such Pro Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro Rata Advance to be made by such other Lender on the date of any Pro Rata Borrowing.

Section 2.03. Repayment of Pro Rata Advances. Each Borrower shall repay to JPMCB, as Administrative Agent, for the ratable account of the Lenders on the Termination Date the unpaid principal amount of the Pro Rata Advances then outstanding.

Section 2.04. Interest on Pro Rata Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Pro Rata Advance owing by such Borrower to each Lender from the date of such Pro Rata Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Pro Rata Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Interest Rate Margin (the sum of (x) and (y), the “Base Rate Interest”) payable in arrears monthly on the 20th day of each month and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) LIBO Rate Advances. During such periods as such Pro Rata Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Pro Rata Advance to the sum of (x) the LIBO Rate for such Interest Period for such Pro Rata Advance plus (y) the Applicable Interest Rate Margin (the sum of (x) and (y), the “LIBO Rate Interest”), payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Pro Rata Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Pro Rata Advance.

Section 2.05. Additional Interest on LIBO Rate Advances. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Advance of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Altria through JPMCB, as Administrative Agent.

Section 2.06. Conversion of Pro Rata Advances. (a) Conversion Upon Absence of Interest Period. If any Borrower shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of the term “Interest Period,” JPMCB, as Administrative Agent, will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(b) Conversion Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), JPMCB, as Administrative Agent, or the Required Lenders may elect that (i) each LIBO Rate Advance be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBO Rate Advances be suspended.

(c) Voluntary Conversion. Subject to the provisions of Sections 2.08(c) and 2.13, any Borrower may convert all such Borrower’s Pro Rata Advances of one Type constituting the same Pro Rata Borrowing into Advances of the other Type on any Business Day, upon notice given to JPMCB, as Administrative Agent, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBO Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such LIBO Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i) the date of such Conversion;

(ii) the Pro Rata Advances to be Converted; and

(iii) if such Conversion is into LIBO Rate Advances, the duration of the Interest Period for each such Pro Rata Advance.

Section 2.07. The Competitive Bid Advances. (a) Competitive Bid Advances’ Impact on Commitments. Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.07 from time to time on any Business Day during the period from the Effective Date until the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. As provided in Section 2.01, the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding, and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments; provided, however, that any Lender’s Competitive Bid Advances shall not otherwise reduce that Lender’s obligation to lend its pro rata share of the remaining available Commitments.

(b) Notice of Competitive Bid Borrowing. Any Borrower may request a Competitive Bid Borrowing under this Section 2.07 by delivering to JPMCB, as Administrative Agent, by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the following:

(i) date of such proposed Competitive Bid Borrowing;

(ii) aggregate amount of such proposed Competitive Bid Borrowing;

(iii) interest rate basis and day count convention to be offered by the Lenders;

(iv) in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, maturity date for repayment of each Fixed Rate Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (A) 360 days after the date of such Competitive Bid Borrowing and (B) the Termination Date);

(v) interest payment date or dates relating thereto;

(vi) location of such Borrower’s account to which funds are to be advanced; and

(vii) other terms (if any) to be applicable to such Competitive Bid Borrowing.

A Borrower requesting a Competitive Bid Borrowing shall deliver a Notice of Competitive Bid Borrowing to JPMCB, as Administrative Agent, not later than 10:00 A.M. (New York City time) (x) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Fixed Rate Bid Advances, or (y) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Floating Rate Bid Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. JPMCB, as Administrative Agent, shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(c) Discretion as to Competitive Bid Advances. Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Competitive Bid Advances to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying JPMCB, as Administrative Agent (which shall give prompt notice thereof to such Borrower), before 9:30 A.M. (New York City time) (A) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, and (B) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances; provided that, if JPMCB in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given by any other Lender to JPMCB, as Administrative Agent. In such notice, the Lender shall specify the following:

(i) the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.07(a), exceed such Lender’s Commitment);

(ii) the rate or rates of interest therefor; and

(iii) such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance.

If any Lender shall elect not to make such an offer, such Lender shall so notify JPMCB, as Administrative Agent, before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to JPMCB, as Administrative Agent, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided further that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(d) Borrower Selection of Lender Bids. The Borrower proposing the Competitive Bid Borrowing shall, in turn, (A) before 12:00 noon (New York City time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances and (B) before 12:00 noon (New York City time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, either:

(i) cancel such Competitive Bid Borrowing by giving JPMCB, as Administrative Agent, notice to that effect, or

(ii) accept, in its sole discretion, one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), by giving notice to JPMCB, as Administrative Agent, of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by JPMCB, as Administrative Agent on behalf of such Lender, for such Competitive Bid Advance pursuant to Section 2.07(c) to be made by each Lender as part of such Competitive Bid Borrowing) and reject any remaining offers made by Lenders pursuant to Section 2.07(c) by giving JPMCB, as Administrative Agent, notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the maximum amount that each such Lender offered at such interest rate.

If the Borrower proposing the Competitive Bid Borrowing notifies JPMCB, as Administrative Agent, that such Competitive Bid Borrowing is canceled pursuant to Section 2.07(d)(i), or if such Borrower fails to give timely notice in accordance with Section 2.07(d), JPMCB, as Administrative Agent, shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(e) Competitive Bid Borrowing. If the Borrower proposing the Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(d)(ii), JPMCB, as Administrative Agent, shall in turn promptly notify:

(i) each Lender that has made an offer as described in Section 2.07(c), whether or not any offer or offers made by such Lender pursuant to Section 2.07(c) have been accepted by such Borrower;

(ii) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the date and amount of each Competitive

Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing; and

(iii) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that JPMCB, as Administrative Agent, has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.

When each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing has received notice pursuant to Section 2.07(e)(iii), such Lender shall, before 11:00 A.M. (New York City time), on the date of such Competitive Bid Borrowing specified in the notice received from JPMCB, as Administrative Agent, pursuant to Section 2.07(e)(i), make available for the account of its Applicable Lending Office to JPMCB, as Administrative Agent, at its address referred to in Section 9.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by JPMCB, as Administrative Agent, of such funds, JPMCB, as Administrative Agent, will make such funds available to such Borrower at the location specified by such Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing, JPMCB, as Administrative Agent, will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

(f) Irrevocable Notice. If the Borrower proposing the Competitive Bid Borrowing notifies JPMCB, as Administrative Agent, that it accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(g) Amount of Competitive Bid Borrowings; Competitive Bid Notes. Each Competitive Bid Borrowing shall be in an aggregate amount of $50,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the aggregate amount of Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. Within the limits and on the conditions set forth in this Section 2.07, any Borrower may from time to time borrow under this Section 2.07, prepay pursuant to Section 2.11 or repay pursuant to Section 2.07(h), and reborrow under this Section 2.07; provided that a Competitive Bid Borrowing shall not be made within two Business Days of the date of any other

Competitive Bid Borrowing. The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.

(h) Repayment of Competitive Bid Advances. On the maturity date of each Competitive Bid Advance provided in the Competitive Bid Note evidencing such Competitive Bid Advance, the Borrower shall repay to JPMCB, as Administrative Agent, for the account of each Lender that has made a Competitive Bid Advance the then unpaid principal amount of such Competitive Bid Advance. Except as required by Section 2.11(b), no Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(i) Interest on Competitive Bid Advances. Each Borrower that has borrowed through a Competitive Bid Borrowing shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance and on the interest payment date or dates set forth in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, such Borrower shall pay interest on the amount of unpaid principal of each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

Section 2.08. LIBO Rate Determination. (a) Methods to Determine LIBO Rate. JPMCB, as Administrative Agent, shall determine the LIBO Rate by using the methods described in the definition of the term “LIBO Rate,” and shall give prompt notice to the Borrower and Lenders of each such LIBO Rate.

(b) Role of Reference Banks. In the event that the LIBO Rate cannot be determined by the method described in clause (a) of the definition of “LIBO Rate,” each Reference Bank agrees to furnish to JPMCB, as Administrative Agent, timely information for the purpose of determining the LIBO Rate in accordance with the method described in clause (b) of the definition thereof. If any one or more of the Reference Banks shall not furnish such timely information to JPMCB, as Administrative Agent, for the purpose of determining a LIBO Rate, JPMCB, as Administrative Agent, shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If fewer than two Reference Banks furnish timely information to JPMCB, as Administrative Agent, for determining the LIBO Rate for any LIBO Rate Advances or Floating Rate Bid Advances, as the case may be, then:

(i) JPMCB, as Administrative Agent, shall forthwith notify Altria and the Lenders that the interest rate cannot be determined for such LIBO Rate Advance or Floating Rate Bid Advances, as the case may be;

(ii) with respect to each LIBO Rate Advance, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance; and

(iii) the obligation of the Lenders to make LIBO Rate Advances or Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended until JPMCB, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist.

JPMCB, as Administrative Agent, shall give prompt notice to Altria and the Lenders of the applicable interest rate determined by JPMCB, as Administrative Agent, for purposes of Section 2.04(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.04(a)(ii) or the applicable LIBO Rate.

(c) Inadequate LIBO Rate. If, with respect to any LIBO Rate Advances, the Required Lenders notify JPMCB, as Administrative Agent, that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective LIBO Rate Advances as a part of such Borrowing during the Interest Period therefor or (ii) the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBO Rate Advances for such Interest Period, JPMCB, as Administrative Agent, shall forthwith so notify Altria and the Lenders, whereupon (A) the Borrower of such LIBO Rate Advances will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Base Rate Advances into, LIBO Rate Advances shall be suspended until JPMCB, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist. In the case of clause (ii) above, each Lender shall certify its cost of funds for each Interest Period to JPMCB, as Administrative Agent, and Altria as soon as practicable (but in any event not later than 10 Business Days after the last day of such Interest Period).

Section 2.09. Fees. (a) Commitment Fee. Altria agrees to pay to JPMCB, as Administrative Agent, for the account of each Lender a commitment fee on the aggregate undrawn amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at the Applicable Commitment Fee Rate, in each case payable on the last day of each March, June, September and December until the Termination Date and on the Termination Date.

(b) Agent’s Fees. Altria shall pay to JPMCB, as Administrative Agent, for its own account such fees as may from time to time be agreed between Altria and such Agent.

Section 2.10. Termination or Reduction of the Commitments. Altria shall have the right, upon at least three Business Days’ notice to JPMCB, as Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000; and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding.

Section 2.11. Prepayments. (a) Optional Prepayment of Pro Rata Advances. Each Borrower may, in the case of any LIBO Rate Advance, upon at least three Business Days’ notice to JPMCB, as Administrative Agent, or, in the case of any Base Rate Advance, upon notice given to JPMCB, as Administrative Agent, not later than 9:00 A.M. (New York City time) on the date of the proposed prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Pro Rata Advances comprising part of the same Pro Rata Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (y) in the event of any such prepayment of a LIBO Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

(b) Mandatory Prepayment. The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Advances equal to the amount by which (A) the aggregate principal amount of the Advances then outstanding exceeds (B) the aggregate of the Commitments (after giving effect to any Competitive Bid Reduction) on such Business Day. Prepayments under this Section 2.11(b) shall be allocated first to Base Rate Advances, ratably; any excess amount shall then be allocated to LIBO Rate Advances, in such manner as the Borrower shall determine; and any remaining amount shall be allocated to Competitive Bid Advances, in such manner as the Borrower shall determine.

Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBO Rate Advance or a Floating Rate Bid Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(b). JPMCB, as Administrative Agent, shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrowers and the Lenders.

Section 2.12. Increased Costs. (a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to (x) any Lender of agreeing to make or making, funding or maintaining LIBO Rate Advances or Floating Rate Bid Advances or (y) the Administrative Agents or any Lender with respect to any Advance as a result of any taxes (except that in no event shall any amount be payable pursuant to this Section 2.12 in respect of (A) taxes excluded from the definition of Taxes pursuant to Section 2.15, (B) Taxes and Other Taxes as to which Section 2.15 applies, and (C) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof) on such Administrative Agent’s or Lender’s loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower of the affected Advances shall from time to time, upon demand by such Lender or an Administrative Agent (with a copy of such demand to JPMCB, as Administrative Agent), pay to an Administrative Agent, for the account of such Lender or Administrative Agent additional amounts sufficient to compensate such Lender or Administrative Agent for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Altria, such Borrower and JPMCB, as Administrative Agent, by such Lender or Administrative Agent, shall be conclusive and binding for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time Altria shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

Section 2.13. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify JPMCB, as Administrative Agent, that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make LIBO Rate Advances or Floating Rate Bid Advances or to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, (a) each LIBO Rate Advance or Floating Rate Bid Advances, as the case may be, will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.04(a)(i), as the case may be, and (b) the obligation of the Lenders to make LIBO Rate Advances or Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended, in each case, until JPMCB, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make LIBO Rate Advances or Floating Rate Bid Advances or to continue to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, as the case may be, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) Notwithstanding any other provision of this Agreement, if any Lender notifies Altria and JPMCB, as Administrative Agent, that it is unlawful for such Lender or its Applicable Lending Office to make Advances to a Designated Subsidiary organized outside the United States due to the jurisdiction of organization of such Designated Subsidiary, then, in each case, (i) the obligation of such Lender to make such Advances shall be suspended until JPMCB, as Administrative Agent, shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist and (ii) the relevant aggregate Commitments shall be temporarily reduced by the amount of such Lender’s share of the Commitments affected by such illegality for the duration of the suspension with respect to such Advances; provided, however, that each Lender agrees to (x) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender and (y) to make Advances to a different Borrower designated by Altria if the making of such designation would allow such Lender to continue to perform its obligations to make Advances.

Section 2.14. Payments and Computations. (a) Time and Distribution of Payments. Altria and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the day when due to JPMCB, as Administrative Agent, at JPMCB’s Administrative Agent Account in same day funds. JPMCB, as Administrative Agent, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.07, 2.12, 2.15 or 9.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.07, JPMCB, as Administrative Agent, shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Computation of Interest and Fees. All computations of interest on Base Rate Advances shall be made by JPMCB, as Administrative Agent, on the basis of a year of 365 or 366 days, as the case may be. All computations of interest on LIBO Rate Advances and of commitment fees shall be made by JPMCB, as Administrative Agent and all computations of interest pursuant to Section 2.05 shall be made by a Lender, on the basis of a year of 360 days, and all computations of interest in respect of Competitive Bid Advances shall be made by JPMCB, as Administrative Agent, as specified in the applicable Notice of Competitive Bid Notice, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by JPMCB, as Administrative Agent (or, in the case of Section 2.05 by a Lender), of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Advances or Floating Rate Bid Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Presumption of Borrower Payment. Unless JPMCB, as Administrative Agent, receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, JPMCB, as Administrative Agent, may assume that such Borrower has made such payment in full to JPMCB, as Administrative Agent, on such date and JPMCB, as

Administrative Agent, may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to JPMCB, as Administrative Agent, each Lender shall repay to JPMCB, as Administrative Agent, forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to JPMCB, as Administrative Agent, at the Federal Funds Effective Rate.

Section 2.15. Taxes. (a) Any and all payments by or on account of Altria and each Borrower hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agents, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or an Administrative Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Administrative Agents, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than connections arising from the execution, delivery and performance of this Agreement, a Note or a Guarantee, receipt or perfection of a security interest under, engaging of any other transaction pursuant to or to enforce this Agreement, a Note or the Guarantee) between the Lender or the Administrative Agents, as the case may be, and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agents, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to the Administrative Agents and (v) in the case of each Lender and the Administrative Agents, any withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If any Withholding Agent or Altria shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or any Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or such Administrative Agent (as the case may be), receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower or Altria shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and Altria shall indemnify each Lender and the Administrative Agents, for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agents (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each Lender shall severally indemnify the Administrative Agents for any taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto attributable to such Lender that are paid or payable by the Administrative Agents in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, deductions, charges, withholdings or liabilities were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or JPMCB, as Administrative Agent (as the case may be), makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Borrower and Altria shall furnish to JPMCB, as Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. If any Borrower or Altria determines that no Taxes are payable in respect thereof, such Borrower or Altria shall, at the request of JPMCB, as Administrative Agent, furnish or cause the payor to furnish, JPMCB, as Administrative Agent, and each Lender an opinion of counsel reasonably acceptable to JPMCB, as Administrative Agent, stating that such payment is exempt from Taxes.

(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of JPMCB, as Administrative Agent, Altria and such Borrower with any form or certificate that is required by any taxing authority (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying, if applicable, that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide such additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested in writing by any Borrower, Altria or JPMCB, as Administrative Agent. Unless the Borrowers, Altria and JPMCB, as Administrative Agent, have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrower, Altria or JPMCB, as Administrative Agent, shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.

(g) No additional amounts will be payable pursuant to this Section 2.15 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.15(e); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of Altria.

(h) If any Lender or an Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.15, which refund in the good faith judgment of such Lender or the Administrative Agents, as the case may be, is allocable to such payment made under this Section 2.15, the amount of such refund (together with any interest actually received thereon from the relevant Governmental Authority and reduced by reasonable costs incurred in obtaining such refund (including taxes)) promptly shall be paid to the Borrower. The Borrower, upon the request of such Lender or Administrative Agent, shall repay to such Lender or Administrative Agent the amount paid over pursuant to this paragraph (h) in the event that such Lender or Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Lender or Administrative Agent be required to pay any amount to the Borrower pursuant to this paragraph (h) if the payment of which would place such Lender or Administrative Agent in a less favorable net after-tax position than the Lender or Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Pro Rata Advances owing to it (other than pursuant to Section 2.12, 2.15 or 9.04(b)) in excess of its ratable share of payments on account of the Pro Rata Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Pro Rata Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing

Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

Section 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, JPMCB, as Administrative Agent, shall deliver written notice to such effect, upon JPMCB, as Administrative Agent’s, obtaining knowledge of such event, to Altria and such Defaulting Lender, and the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the undrawn portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b) the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to JPMCB, as Administrative Agent, hereunder, (ii) second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by JPMCB, as Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that JPMCB, as Administrative Agent, and Altria each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender or upon receipt by JPMCB, as Administrative Agent, of the confirmation referred to in clause (c) of the definition of “Defaulting Lender”, as applicable, then on such date such Lender shall purchase at par such portion of the Advances of the other Lenders as JPMCB, as Administrative

Agent, shall determine may be necessary in order for such Lender to hold such Advances ratably in accordance with its respective Commitment.

Section 2.18. Evidence of Debt. (a) Lender Records; Pro Rata Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Pro Rata Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Pro Rata Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to JPMCB, as Administrative Agent) to the effect that a Pro Rata Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Pro Rata Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Pro Rata Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by JPMCB, as Administrative Agent, pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii) the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and

(iv) the amount of any sum received by JPMCB, as Administrative Agent, from the Borrowers hereunder and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by JPMCB, as Administrative Agent, in the Register pursuant to Section 2.18(b), and by each Lender in its account or accounts pursuant to Section 2.18(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of JPMCB, as Administrative Agent, or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

Section 2.19. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of Altria and its Subsidiaries.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) Altria shall have notified each Lender and JPMCB, as Administrative Agent, in writing as to the proposed Effective Date.

(b) On the Effective Date, the following statements shall be true and JPMCB, as Administrative Agent, shall have received for the account of each Lender a certificate signed by a duly authorized officer of Altria, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing that constitutes a Default or Event of Default.

(c) JPMCB, as Administrative Agent, shall have received on or before the Effective Date copies of the letter from Altria dated on or before such day, terminating in whole the commitments of the banks party to the Existing Facilities.

(d) Prior to or simultaneously with the Effective Date, Altria shall have satisfied all of its obligations under the Existing Facilities including, without limitation, the payment of all loans, accrued interest and fees under the Existing Facilities.

(e) JPMCB, as Administrative Agent, shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to JPMCB, as Administrative Agent:

(i) Certified copies of the resolutions of the Board of Directors of Altria approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii) A certificate of the Secretary or an Assistant Secretary of Altria certifying the names and true signatures of the officers of Altria authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii) Favorable opinions of counsel (which may be in-house counsel) for Altria, substantially in the form of Exhibits F-1 and F-2 hereto.

(iv) An executed Guarantee.

(v) Certified copies of the resolutions of the Board of Directors of the Guarantor approving the Guarantee, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guarantee.

(vi) A certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guarantee and the other documents to be delivered in connection therewith.

(vii) Favorable opinion of counsel (which may be in-house counsel) for Guarantor, substantially in the form of Exhibit F-3 hereto.

(viii) A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for JPMCB, as Administrative Agent, substantially in the form of Exhibit H hereto.

(ix) A certificate of the chief financial officer or treasurer of Altria certifying that as of December 31, 2010 (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt included in clause (A) of this subsection (ix), payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(f) This Agreement shall have been executed by Altria and JPMCB and Citibank, as Administrative Agents, and JPMCB, as Administrative Agent, shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

JPMCB, as Administrative Agent, shall notify Altria and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of JPMCB, as Administrative Agent, responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Altria, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

Section 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the receipt by JPMCB, as Administrative Agent, on or before the date of such initial Advance of each of the following, in form and substance satisfactory to JPMCB, as Administrative Agent, and dated such date, and in sufficient copies for each Lender:

(a) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder.

(c) A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver this Agreement and to perform its obligations thereunder.

(d) The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(e) A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit G hereto.

(f) Such other approvals, opinions or documents as any Lender, through JPMCB, as Administrative Agent, may reasonably request.

Section 3.03. Conditions Precedent to Each Pro Rata Borrowing. The obligation of each Lender to make a Pro Rata Advance on the occasion of each Pro Rata Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Pro Rata Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Pro Rata Borrowing shall be a representation by such Borrower or Altria, as the case may be, that:

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Pro Rata Borrowing, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Pro Rata Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Pro Rata Borrowing, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b) after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith) no event has occurred and is continuing, or would result from such Pro Rata Borrowing, that constitutes a Default or Event of Default; and

(c) if such Pro Rata Borrowing is in an aggregate principal amount equal to or greater than $500,000,000 and is being made in connection with any purchase of shares of such Borrower’s or Altria’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.02(b), the statement in (b) above shall also be true on a pro forma basis as if such transaction or purchase shall have been completed.

Section 3.04. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing is subject to the conditions precedent that (i) JPMCB, as Administrative Agent, shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, JPMCB, as Administrative Agent, shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.07, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall be a representation by such Borrower or Altria, as the case may be, that:

(a) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Competitive Bid Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b) after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Competitive Bid Borrowing that constitutes a Default or Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Altria. Altria represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of Altria enforceable against Altria in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) As reported in Altria’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, the unaudited condensed consolidated balance sheet of Altria and its Subsidiaries as of March 31, 2011 and the unaudited condensed consolidated statement of earnings of Altria and its Subsidiaries for the nine months then ended fairly present, in all material respects, the consolidated financial position of Altria and its Subsidiaries as at such date and the consolidated results of the operations of Altria and its Subsidiaries for the nine months ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Altria’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, and in any Current Report on Form 8-K filed subsequent to March 31, 2011 but prior to the Effective Date, since March 31, 2011 there has been no material adverse change in such position or operations.

(f) There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Altria’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, any Current Report on Form 8-K filed subsequent to March 31, 2011 but prior to the Effective Date and, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Altria and its Subsidiaries taken as a whole.

(g) It owns directly or indirectly 100% of the capital stock of each other Borrower.

(h) None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

ARTICLE V

COVENANTS OF ALTRIA

Section 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Altria will:

(a) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Altria and its Subsidiaries taken as a whole.

(b) Maintenance of Ratios.

(i) Maintenance of Ratio of Debt to EBITDA. Maintain a ratio of aggregate consolidated Debt as of the last day of the most recent fiscal quarter for which consolidated financial statements have been delivered pursuant to Section 5.01(c)(i) or (ii) hereof to Consolidated EBITDA for the four consecutive fiscal quarter period ending on such date of not more than 3.0 to 1.0.

(ii) Maintenance of Ratio of Consolidated EBITDA to Consolidated Interest Expense. Maintain a ratio of Consolidated EBITDA for the four most recent fiscal quarters for which consolidated financial statements have been delivered pursuant to Section 5.01(c)(i) or (ii) hereof to Consolidated Interest Expense for such four most recent fiscal quarters of not less than 4.0 to 1.0.

(c) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Altria, an unaudited interim condensed consolidated balance sheet of Altria and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Altria and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Altria;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of Altria, a copy of the consolidated financial statements for such year for Altria and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii) all reports which Altria sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Securities and Exchange Commission) which Altria files with the Securities and Exchange Commission;

(iv) as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Altria setting forth details of such Event of Default or Default and the action which Altria has taken and proposes to take with respect thereto;

(v) within 60 days of the end of each fiscal quarter of Altria, a statement of the chief financial officer or treasurer of Altria certifying compliance with the requirements of Section 5.01(b) and setting forth the relevant calculations; and

(vi) such other historical information respecting the condition or operations, financial or otherwise, of Altria or any Major Subsidiary as any Lender through JPMCB, as Administrative Agent, may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Altria may make such items available on the internet at www.altria.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Securities and Exchange Commission filings) or any successor or replacement website thereof, or by similar electronic means.

Section 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Altria will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii) Liens existing on the date hereof securing Debt;

(iv) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v) Liens existing on property of any Person acquired by Altria or any Major Subsidiary;

(vi) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii) Liens upon or with respect to Margin Stock;

(viii) Liens in favor of Altria or any Major Subsidiary;

(ix) Liens in connection with leasing, sale and leaseback and structured finance transactions conducted in the ordinary course of business of Philip Morris Capital Corporation, provided that any such Liens that secure the payment of Debt are without recourse to the general credit or assets of Altria and its Major Subsidiaries;

(x) precautionary Liens provided by Altria or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Altria or such Major Subsidiary which transaction is determined by the Board of Directors of Altria or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or

(xi) any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(b) Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which it is a party, the surviving corporation is Altria or was a Subsidiary of Altria immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving Altria or any other Borrower shall assume all of Altria’s or such Borrower’s obligations under this Agreement (including without limitation with respect to Altria’s obligations, the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a) Any Borrower or Altria shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay interest on any Advance, or Altria shall fail to pay any fees payable under Section 2.09, within ten days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed to have been made by any Borrower or Altria herein or by any Borrower or Altria (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c) Any Borrower or Altria shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02(b), (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Altria by JPMCB, as Administrative Agent, or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Altria by JPMCB, as Administrative Agent, or any Lender; or

(d) Any Borrower or Altria or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this

Agreement) of such Borrower or Altria or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or Altria or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e) Any Borrower or Altria or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or Altria or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Altria and its Subsidiaries taken as a whole) shall occur; or any Borrower or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or Altria or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) Altria, such Borrower or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of Altria, such Borrower or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or

(g) Any Borrower, Altria or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower, Altria or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if the Borrower, Altria or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h) So long as any Subsidiary of Altria is a Designated Subsidiary, the guaranty provided by Altria under Article VIII hereof shall for any reason cease to be valid and binding on Altria or Altria shall so state in writing.

Section 6.02. Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then JPMCB, as Administrative Agent, shall at the request, or may with the consent, of the Required Lenders, by notice to Altria and the Borrowers:

(a) declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b) declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE VII

THE ADMINISTRATIVE AGENTS

Section 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agents to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Administrative Agent shall be required to take any action that exposes such Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. Each of the Administrative Agents agrees to give to each Lender prompt notice of each notice given to it by any Borrower as required by the terms of this Agreement or at the request of such Borrower, and any notice provided pursuant to Section 5.01(c)(iv). No Administrative Agent shall have, by reason hereof, a fiduciary relationship in respect of any Lender; and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon any Administrative Agent any obligations in respect hereof except as expressly set forth herein.

Section 7.02. Administrative Agents’ Reliance, Etc. Neither the Administrative Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agents:

(a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until JPMCB, as Administrative Agent, receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b) may consult with legal counsel (including counsel for Altria or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of such Borrower;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03. JPMCB, Citibank and Affiliates. With respect to its Commitment and the Advances made by it, each of JPMCB and Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB and Citibank in their individual capacities. JPMCB and Citibank and their affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if JPMCB and Citibank were not Administrative Agents and without any duty to account therefor to the Lenders.

Section 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon either Administrative Agent, any Syndication Agent, any Documentation Agent, or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent, Syndication Agent, Documentation Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05. Indemnification. The Lenders agree to indemnify each Administrative Agent solely in its capacity as Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Pro Rata Advances then owing to each of them (or if no Pro Rata Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs to the extent resulting from such Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse such Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Administrative Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Administrative Agent, any Lender or a third party.

Section 7.06. Successor Administrative Agents. An Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Altria and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of JPMCB, as Administrative Agent, Citibank, as Administrative Agent, shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of JPMCB, as Administrative Agent, and JPMCB, as Administrative Agent shall be discharged from its duties and obligations under this Agreement. Upon any other such resignation or removal which results in there being no Administrative Agent hereunder, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 7.07. Syndication Agents and Documentation Agents. Barclays Capital, the investment banking division of Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, The Bank of Nova Scotia and The Royal Bank of Scotland plc have been designated as Syndication Agents, and Sovereign Bank, HSBC Bank USA, National Association, Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association and U.S. Bank National Association have been designated as Documentation Agents, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.

ARTICLE VIII

GUARANTY

Section 8.01. Guaranty. Altria hereby unconditionally and irrevocably guarantees as primary obligor and not as surety (the undertaking of Altria contained in this Article VIII being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses)

incurred by JPMCB, as Administrative Agent, or the Lenders in enforcing any rights under the Guaranty. The Guaranty is a guaranty of payment and not of collection.

Section 8.02. Guaranty Absolute. Altria guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of JPMCB, as Administrative Agent, or the Lenders with respect thereto. The liability of Altria under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or Altria.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by JPMCB, as Administrative Agent, or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

Section 8.03. Waivers. (a) Altria hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that JPMCB, as Administrative Agent, or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.

(b) Altria hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of Altria’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of JPMCB, as Administrative Agent, or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Altria in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of JPMCB, as

Administrative Agent, and the Lenders and shall forthwith be paid to JPMCB, as Administrative Agent, to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Altria acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.03(b) is knowingly made in contemplation of such benefits.

Section 8.04. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon Altria, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, JPMCB, as Administrative Agent, and their respective successors, transferees and assigns.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or Altria therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Sections 3.01 and 3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Pro Rata Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Pro Rata Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Pro Rata Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release Altria from any of its obligations under Article VIII or (g) amend this Section 9.01; provided further that no waiver of the conditions specified in Section 3.04 in connection with any Competitive Bid Borrowing shall be effective unless consented to by all Lenders making Competitive Bid Advances as part of such Competitive Bid Borrowing; provided further that no amendment, waiver or consent shall, unless in writing and signed by JPMCB, as Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of JPMCB, as Administrative Agent, under this Agreement or any Pro Rata Advance.

Section 9.02. Notices, Etc. (a) Addresses. Unless otherwise specified herein, all notices and other communications provided for hereunder shall be in writing (including electronic communication) and mailed, telecopied, or delivered, as follows:

if to Altria:

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Vice President and Treasurer

Fax number: (804) 484-8886;

with a copy to:

Altria Client Services Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Treasury Management – Back Office

Fax number: (919) 884-3701;

if to Altria, as guarantor:

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Corporate Secretary

Fax number: (804) 484-8265

if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to JPMCB, as Administrative Agent:

c/o JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, New York 10179

Attention: Tony Yung

Fax number: (212) 270-6637;

with a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Fran Camero – Fax number: (713) 750-2956;

as to any Borrower, Altria or JPMCB, as Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Altria and JPMCB, as Administrative Agent.

(b) Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to JPMCB, as Administrative Agent, pursuant to Article II, III or VII shall not be effective until received by JPMCB, as Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or JPMCB, as Administrative Agent, to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses. (a) Administrative Agent; Enforcement. Altria agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of JPMCB, as Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for JPMCB, as Administrative Agent, with respect thereto and with respect to advising JPMCB, as Administrative Agent, as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and JPMCB, as Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and JPMCB, as Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of LIBO Rate Advances or Floating Rate Bid Advances. If any payment of principal of any LIBO Rate Advance or Floating Rate Bid Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.11, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Altria pursuant to Section 9.07(a) or for any other reason, Altria shall, upon demand by any Lender (with a copy of such demand to JPMCB, as Administrative Agent), pay to JPMCB, as Administrative Agent, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of each Borrower contained in

Section 2.02(c), 2.05, 2.12, 2.15 and this Section 9.04(b) shall survive the payment in full of principal and interest hereunder.

(c) Indemnification. Each Borrower and Altria jointly and severally agree to indemnify and hold harmless the Administrative Agents and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or are proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to any Borrower’s or Altria’s entering into this Agreement or the credit facility established hereby, or to any actions or omissions of any Borrower or Altria or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Altria or any Borrower or any other Person; provided, however, that neither any Borrower nor Altria shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Section 9.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize JPMCB, as Administrative Agent, to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Altria or any Borrower against any and all of the obligations of any Borrower or Altria now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or Altria, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

Section 9.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Altria, JPMCB, as Administrative Agent, Citibank, as Administrative Agent, and each Lender and their respective successors and assigns, except that neither any Borrower nor Altria shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.07. Assignments and Participations. (a) Assignment of Lender Obligations. Each Lender may and, if demanded by Altria upon at least five Business Days’ notice (or, in the case of a Defaulting Lender, at least three Business Days’ notice) to such Lender and JPMCB, as Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Pro Rata Advances owing to it), subject to the following:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than, except in the case of an assignment made as a result of a demand by Altria pursuant to this Section 9.07(a), any Competitive Bid Advances owing to such Lender or any Competitive Bid Notes held by it);

(ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (subject to reduction at the sole discretion of Altria) and shall be an integral multiple of $1,000,000;

(iii) each such assignment shall be to an Eligible Assignee;

(iv) each such assignment made as a result of a demand by Altria pursuant to this Section 9.07(a) shall be arranged by Altria after consultation with JPMCB, as Administrative Agent, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;

(v) no Lender shall be obligated to make any such assignment as a result of a demand by Altria pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and

(vi) the parties to each such assignment shall execute and deliver to JPMCB, as Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assigning Lender, provided that, if such assignment is made as a result of a demand by Altria under this Section 9.07(a), Altria shall pay or cause to be paid such $3,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.04) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.

(b) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Altria or the performance or observance by any Borrower or Altria of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon JPMCB, as Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes JPMCB, as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to JPMCB, as Administrative Agent, by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Pro Rata Note or Notes subject to such assignment, JPMCB, as Administrative Agent, shall, if such Assignment and Acceptance has been completed and is in substantially the form of

Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Altria.

(d) Register. JPMCB, as Administrative Agent, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Altria, the Borrowers, JPMCB, as Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Altria, any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Altria hereunder) shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii) Altria, the other Borrowers, JPMCB, as Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

(iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or Altria therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Altria or any Borrower furnished to such Lender by or on behalf of Altria or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Altria received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit I or with terms no less restrictive than the provisions of Exhibit I.

(g) Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

Section 9.08. Designated Subsidiaries. (a) Designation. Altria may at any time, and from time to time, by delivery to JPMCB, as Administrative Agent, of a Designation Agreement duly executed by Altria and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. JPMCB, as Administrative Agent, shall promptly notify each Lender of each such designation by Altria and the identity of the respective Subsidiary.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Pro Rata Borrowing or Notice of Competitive Bid Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from JPMCB, as Administrative Agent, to the Lenders (which notice JPMCB, as Administrative Agent, shall give promptly, and only upon its receipt of a request therefor from Altria). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by Altria pursuant to Section 9.08(a).

Section 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11. Jurisdiction, Etc. (a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Each Borrower irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other related documents.

Section 9.12. Confidentiality. None of the Administrative Agents nor any Lender shall disclose any confidential information relating to Altria or any Borrower to any other Person without the consent of Altria, other than (a) to such Administrative Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis and only to such Persons who need to know such information for the purpose of evaluating, administering or monitoring this Agreement or the credit facility established hereby; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions. Altria agrees that no confidentiality undertaking previously entered into by any Administrative Agent or Lender or any of its affiliates shall prohibit any disclosure expressly permitted to be made by, and in accordance with, Section 9.07(f) and this Section 9.12.

Section 9.13. Integration. This Agreement and the Notes represent the agreement of Altria, the other Borrowers, the Administrative Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agents, Altria, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.09(b) and 9.04(a) and except for confidentiality agreements entered into by each Lender in connection with this Agreement.

Section 9.14. USA Patriot Act Notice. Each Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

Section 9.15. No Fiduciary Duty. Each Administrative Agent, each Lender and their affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Altria. Altria agrees that nothing in this Agreement will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Altria, its stockholders or its affiliates. Altria further acknowledges and agrees that it is responsible for making its own independent judgment with respect to this Agreement and the process leading thereto. Altria agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Altria, in connection with this Agreement or the process leading thereto.

[Signature pages omitted.]

EXHIBIT A-1 - FORM OF

PRO RATA NOTE

Dated:                     , 20__

U.S.$

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a              corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of              (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Pro Rata Advances outstanding on the Termination Date made by the Lender to the Borrower pursuant to the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 among Altria Group, Inc., the Lender and certain other lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Pro Rata Advance from the date of such Pro Rata Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Pro Rata Advance are payable in Dollars to JPMCB, as Administrative Agent, for the account of the Lender at the office of JPMCB, located at 1111 Fannin Street, Houston, TX 77002, in same day funds. Each Pro Rata Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Pro Rata Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Pro Rata Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Pro Rata Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:

2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Advance	Amount of Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT A-2 - FORM OF

COMPETITIVE BID NOTE

Dated:                     , 20__

U.S.$

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office (as defined in the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 among Altria Group, Inc., the Lender and certain other lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined)), on                     , 20__, the principal amount of U.S.$[                    ].

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate Basis:                                              .

Day Count Convention:                                    .

Interest Payment Date(s):                                .

Both principal and interest are payable in Dollars to JPMCB, as Administrative Agent, for the account of the Lender at the office of JPMCB, located at 1111 Fannin Street, Houston, TX 77002, in same day funds.

This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:

EXHIBIT B-1 - FORM OF NOTICE OF

PRO RATA BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

    for the Lenders party

    to the Credit Agreement

    referred to below

Attention:

Ladies and Gentlemen:

[NAME OF BORROWER], refers to the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Pro Rata Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Pro Rata Borrowing (the “Proposed Pro Rata Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The date of the Proposed Pro Rata Borrowing is                     , 20__.

(ii) The Type of Advances comprising the Proposed Pro Rata Borrowing is [Base Rate Advances] [LIBO Rate Advances].

(iii) The aggregate amount of the Proposed Pro Rata Borrowing is U.S.$[                    ].

[(iv) The initial Interest Period for each LIBO Rate Advance made as part of the Proposed Pro Rata Borrowing is [one week] [             month(s)].]

The undersigned, as applicable, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Pro Rata Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (i) thereof)) are correct, before and after giving effect to the Proposed Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

[if the Borrower is a Designated Subsidiary: the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct, before and after giving effect to the Proposed Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;]

(B) after giving effect to the application of the proceeds of all Borrowings on the date of such Pro Rata Borrowing (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Pro Rata Borrowing, that constitutes a Default or Event of Default;

(C) if such Proposed Pro Rata Borrowing is in an aggregate principal amount equal to or greater than $500,000,000 and is being made in connection with any purchase of shares of the Borrower’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.02(b) of the Credit Agreement, the statement in clause (B) above will be true on a pro forma basis as if such transaction or purchase shall have been completed; and

(D) the aggregate principal amount of the Proposed Pro Rata Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate unused Commitments of the Lenders.

Very truly yours,

ALTRIA GROUP, INC.

By
Name:
Title:

[NAME OF BORROWER]

By
Name:
Title:

2

EXHIBIT B-2 - FORM OF NOTICE OF

COMPETITIVE BID BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

    for the Lenders party to the Credit Agreement

    referred to below

Attention:

Ladies and Gentlemen:

[NAME OF BORROWER], refers to the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.07(b) of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing;

(B)	Amount of Competitive Bid Borrowing;

(C)	Interest rate basis;

(D)	Day count convention;

(E)	[Interest Period] [Maturity date];

(F)	Interest payment date(s);

(G)	Borrower’s account location;

(H)	[other terms (if any)].

The undersigned, as applicable, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

(a) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Competitive Bid

Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

[if the Borrower is a Designated Subsidiary: the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;]

(b) after giving effect to the application of the proceeds of all Borrowings on the date of such Competitive Bid Borrowing (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Proposed Competitive Bid Borrowing, that constitutes a Default or Event of Default; and

(c) the aggregate principal amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate unused Commitments of the Lenders.

The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.07(e) of the Credit Agreement.

Very truly yours,

ALTRIA GROUP, INC.

By
Name:
Title:

[NAME OF BORROWER]

By
Name:
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., a Virginia corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for such Lenders.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Pro Rata Advances owing to the Assignee will be as set forth on Schedule 1 hereto. Each of the Assignor and the Assignee represents and warrants that it is authorized to execute and deliver this Assignment and Acceptance.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Altria or the performance or observance by any Borrower or Altria of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon JPMCB, as Administrative Agent, any other Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) represents that (A) the source of any funds it is using to acquire the Assignor’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will be not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (v) appoints and authorizes JPMCB, as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to JPMCB, as Administrative Agent, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. This Assignment and Acceptance will be delivered to JPMCB, as Administrative Agent, for acceptance and recording by JPMCB, as Administrative Agent following its execution. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by JPMCB, as Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by JPMCB, as Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by JPMCB, as Administrative Agent, from and after the Effective Date, JPMCB, as Administrative Agent, shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:		%

Assignee’s Commitment:	U.S.$

Aggregate outstanding principal amount of Pro Rata Advances assigned:	U.S.$

Effective Date[1]:	, 20__

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 20__

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 20__

Domestic Lending Office:
[Address]

Accepted this

             day of                     , 20__

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Approved this                      day

of                     , 20__

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to JPMorgan Chase, as Administrative Agent.

[NAME OF BORROWER][2]

By
Title:

[2]	Required if the Assignee is an Eligible Assignee solely by reason of clause (viii) of the definition of “Eligible Assignee.”

2

EXHIBIT D - FORM OF

DESIGNATION AGREEMENT

[Date]1

JPMorgan Chase Bank, N.A., as Administrative Agent

    for the Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., [certain other borrowers party thereto], the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for such Lenders.

Please be advised that Altria hereby designates its undersigned wholly-owned Subsidiary,             (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a) The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of                             .

(b) The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary’s charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or contractual restriction binding on or affecting it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution,

[1]

For Subsidiaries that are not listed on Schedule II, date must be at least (i) three Business Days for a Designated Subsidiary organized in the United States or any political subdivision thereof and (ii) five Business Days for a Designated Subsidiary organized outside the United States, in each case, prior to the date of the initial Pro Rata Advance to such Designated Subsidiary.

delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

(d) This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) There is no pending or threatened action or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

(f) [The registered address; name, telephone number, facsimile number and email address of contact person; and internet address, if available, of the Designated Subsidiary are                             .]2

(g) [The Federal employer identification number of the Designated Subsidiary is                             .]2,3

Very truly yours,

ALTRIA GROUP, INC.

By
Name:
Title:

[DESIGNATED SUBSIDIARY]

By
Name:
Title:

[2]	Does not apply to Subsidiaries listed on Schedule II.
[3]	Does not apply to Designated Subsidiaries organized outside the United States.

2

EXHIBIT E -

FORM OF GUARANTEE

GUARANTEE, dated as of                     , 20     (as amended from time to time, this “Guarantee”), made by Philip Morris USA Inc., a Virginia corporation (the “Guarantor”), in favor of the Lenders (the “Lenders”) party to the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Altria Group, Inc. (“Altria”), such Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent (“JPMCB”), and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

WITNESSETH:

SECTION 1. Guarantee. (a) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all the obligations of Altria now or hereafter existing under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being referred to herein as the “Obligations”).

(b) It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of JPMCB, as Administrative Agent, or the Lenders with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of the Credit Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or

(d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria or a guarantor.

SECTION 3. Subordination. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes an unsecured obligation of the Guarantor ranking (a) pari passu with all existing and future senior indebtedness of the Guarantor and (b) senior in right of payment to all existing and future subordinated indebtedness of the Guarantor.

SECTION 4. Waiver; Subrogation. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this Guarantee and any requirement that JPMCB, as Administrative Agent, or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Altria or any other Person or any collateral.

(b) The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Altria that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Credit Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of JPMCB, as Administrative Agent, or any Lender against Altria or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Altria, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of JPMCB, as Administrative Agent, and the Lenders and shall forthwith be paid to JPMCB, as Administrative Agent, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Credit Agreement and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and this Guarantee and that the waiver set forth in this Section 4(b) is knowingly made in contemplation of such benefits.

SECTION 5. No Waiver; Remedies. No failure on the part of JPMCB, as Administrative Agent, or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

2

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into Altria or any successor thereto, (ii) the date, if any, on which Altria or any successor thereto shall consolidate with or merge into the Guarantor, (iii) payment in full of the Obligations, and (iv) the rating of Altria’s long term senior unsecured debt by Standard & Poor’s of A or higher, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Lender or Administrative Agent, and by their respective successors, transferees, and assigns.

SECTION 7. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by JPMCB, as Administrative Agent, or any Lender upon the insolvency, bankruptcy or reorganization of Altria or otherwise, all as though such payment had not been made.

SECTION 8. Amendment. The Guarantor may amend this Guarantee at any time for any purpose without the consent of JPMCB, as Administrative Agent, or any of the Lenders; provided, however, that if such amendment adversely affects the rights of any Lender, the prior written consent of such Lender shall be required.

SECTION 9. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PHILIP MORRIS USA INC.

By:
Name:
Title:

By:
Name:
Title:

3

EXHIBIT F-1 - FORM OF

OPINION OF COUNSEL

FOR ALTRIA

[Letterhead of Hunton & Williams LLP]

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(e)(iii) of the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (the “Credit Agreement”), among Altria Group, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents for such Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for Altria in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, we have examined the following documents:

(1) The Credit Agreement.

(2) The documents furnished by Altria pursuant to Article III of the Credit Agreement.

(3) The Articles of Incorporation of Altria and all amendments thereto (the “Charter”).

(4) The by-laws of Altria and all amendments thereto (the “By-laws”).

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of Altria, certificates of public officials and of officers of Altria and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of Altria set forth in the Credit Agreement and upon certificates of Altria or its officers or of public officials. Whenever the phrase “known to us” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of Altria in connection with the Credit Agreement, without independent investigation. In rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, (iii) the genuineness of all signatures, (iv) the legal capacity of natural persons and (v) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent, and the legality, validity, binding effect and enforceability thereof on such parties.

Our opinions expressed below are limited to the law of the State of New York, the Commonwealth of Virginia and the Federal law of the United States.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. Altria is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The execution, delivery and performance by Altria of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within Altria’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation which is known to us to be applicable to Altria in connection with the transactions contemplated by the Credit Agreement or the Notes (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any of the agreements listed on Annex A hereto. The Credit Agreement and any Notes delivered on the date hereof have been duly executed and delivered on behalf of Altria.

3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Altria of the Credit Agreement and the Notes.

4. The Credit Agreement is the legal, valid and binding obligation of Altria enforceable under the laws of the State of New York against Altria in accordance with its terms. The Notes issued on the date hereof, if any, are the legal, valid and binding obligations of Altria, enforceable under the laws of the State of New York against Altria in accordance with their respective terms.

The opinion set forth in paragraph 4 above is subject to the effect of (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally (including, but not limited to, the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We express no opinion with respect to:

(A) The effect of any provision of the Credit Agreement which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

2

(B) The effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) The effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) The enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;

(E) The effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution; or

(F) Whether a federal or state court located outside the State of New York would give effect to a choice of New York law.

In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that, under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and, under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal court to another.

This opinion is being furnished to you pursuant to Section 3.01(e)(iii) of the Credit Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We undertake no duty to inform you of events occurring subsequent to the date hereof.

Very truly yours,

3

ANNEX A

Material Agreements and Instruments

1.	Indenture, dated as of December 2, 1996, between Altria Group, Inc. and The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee

2.	First Supplemental Indenture to Indenture, dated as of December 2, 1996, between Altria Group, Inc. and The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, dated as of February 13, 2008

3.	Indenture among Altria Group, Inc., as Issuer, Philip Morris USA Inc., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee, dated as of November 4, 2008

4.	3-Year Revolving Credit Agreement among Altria Group, Inc. and the Initial Lenders named therein and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, Barclays Capital, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as Syndication Agents and Banco Santander, S.A., New York Branch, The Bank of Nova Scotia, HSBC Bank USA, National Association, Morgan Stanley Senior Funding, Inc. and The Royal Bank of Scotland plc, as Documentation Agents, dated as of November 20, 2009

5.	364-Day Revolving Credit Agreement among Altria Group, Inc. and the Initial Lenders named therein and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, Barclays Capital, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as Syndication Agents and Banco Santander, S.A., New York Branch, The Bank of Nova Scotia, HSBC Bank USA, National Association, Morgan Stanley Senior Funding, Inc. and The Royal Bank of Scotland plc, as Documentation Agents, dated as of November 17, 2010

6.	Guarantee dated as of September 8, 2008, made by Philip Morris USA Inc., in favor of The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee for the holders of the 5.625% Notes due 2008, 7.000% Notes due 2013, and 7.750% Debentures due 2027 under the Indenture dated as of December 2, 1996

7.	Guarantee made by Philip Morris USA Inc., in favor of the lenders party to the 3-Year Revolving Credit Agreement, dated as of November 20, 2009, among Altria Group, Inc., the lenders named therein, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, dated as of November 20, 2009

8.	Guarantee made by Philip Morris USA Inc., in favor of the lenders party to the 364-Day Revolving Credit Agreement, dated as of November 17, 2010, among Altria Group, Inc., the lenders named therein, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, dated as of November 17, 2010

9.	Form of 4.125% Notes due 2015 of Altria Group, Inc.

10.	Form of 7.00% Notes due 2013 of Altria Group, Inc.

11.	Form of 7.75% Notes due 2014 of Altria Group, Inc.

12.	Form of 7.75% Debentures due 2027 of Altria Group, Inc.

13.	Form of 8.50% Notes due 2013 of Altria Group, Inc.

14.	Form of 9.25% Notes due 2019 of Altria Group, Inc.

15.	Form of 9.70% Notes due 2018 of Altria Group, Inc.

16.	Form of 9.95% Notes due 2038 of Altria Group, Inc.

17.	Form of 10.20% Notes due 2039 of Altria Group, Inc.

18.	Form of 4.750% Notes due 2021 of Altria Group, Inc.

19.	Guarantee dated as of June 11, 2010, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.125% Notes due 2015 of Altria Group, Inc.

20.	Guarantee dated as of August 5, 2010, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.125% Notes due 2015 of Altria Group, Inc.

21.	Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 7.75% Notes due 2014 of Altria Group, Inc.

22.	Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 8.50% Notes due 2013 of Altria Group, Inc.

23.	Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.25% Notes due 2019 of Altria Group, Inc.

24.	Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.70% Notes due 2018 of Altria Group, Inc.

25.	Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.95% Notes due 2038 of Altria Group, Inc.

26.	Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 10.20% Notes due 2039 of Altria Group, Inc.

27.	Guarantee dated as of May 5, 2011, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.750% Notes due 2021 of Altria Group, Inc.

28.	Comprehensive Settlement Agreement and Release related to settlement of Mississippi health care cost recovery action, dated as of October 17, 1997

29.	Settlement Agreement related to settlement of Florida health care cost recovery action, dated August 25, 1997

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30.	Comprehensive Settlement Agreement and Release related to settlement of Texas health care cost recovery action, dated as of January 16, 1998

31.	Settlement Agreement and Stipulation for Entry of Judgment regarding the claims of the State of Minnesota, dated as of May 8, 1998

32.	Settlement Agreement and Release regarding the claims of Blue Cross and Blue Shield of Minnesota, dated as of May 8, 1998

33.	Stipulation of Amendment to Settlement Agreement and For Entry of Agreed Order regarding the settlement of the Mississippi health care cost recovery action, dated as of July 2, 1998

34.	Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree regarding the settlement of the Texas health care cost recovery action, dated as of July 24, 1998

35.	Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree regarding the settlement of the Florida health care cost recovery action, dated as of September 11, 1998

36.	Master Settlement Agreement relating to state health care cost recovery and other claims, dated as of November 23, 1998

37.	Stipulation and Agreed Order Regarding Stay of Execution Pending Review and Related Matters, dated as of May 7, 2001

38.	Stock Purchase Agreement by and among Altria Group, Inc., Bradford Holdings, Inc. and John Middleton, Inc., dated as of October 31, 2007

39.	Employee Matters Agreement by and between Altria Group, Inc. and Kraft Foods Inc., dated as of March 30, 2007

40.	Tax Sharing Agreement by and between Altria Group, Inc. and Kraft Foods Inc., dated as of March 30, 2007

41.	Transition Services Agreement by and between Altria Corporate Services, Inc. and Kraft Foods Inc., dated as of March 30, 2007

42.	Intellectual Property Agreement by and between Philip Morris International Inc. and Philip Morris USA Inc., dated as of January 1, 2008

43.	Employee Matters Agreement by and between Altria Group, Inc. and Philip Morris International Inc., dated as of March 28, 2008

44.	Tax Sharing Agreement by and between Altria Group, Inc. and Philip Morris International Inc., dated as of March 28, 2008

45.	Transition Services Agreement by and between Altria Corporate Services, Inc. and Philip Morris International Inc., dated as of March 28, 2008

46.	Financial Counseling Program

47.	Benefit Equalization Plan, effective as of September 2, 1974, as amended

48.	Form of Employee Grantor Trust Enrollment Agreement

49.	Form of Supplemental Employee Grantor Trust Enrollment Agreement

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50.	Automobile Policy

51.	Supplemental Management Employees’ Retirement Plan of Altria Group, Inc., effective as of October 1, 1987, as amended

52.	Unit Plan for Incumbent Non-Employee Directors, effective January 1, 1996, as amended

53.	Form of Executive Master Trust between Altria Group, Inc., JPMorgan Chase Bank and Handy Associates

54.	Grantor Trust Agreement by and between Altria Client Services Inc. and Wells Fargo Bank, National Association, dated February 23, 2011

55.	1997 Performance Incentive Plan, effective on May 1, 1997

56.	Long-Term Disability Benefit Equalization Plan, effective as of January 1, 1989, as amended

57.	Survivor Income Benefit Equalization Plan, effective as of January 1, 1985, as amended

58.	2000 Performance Incentive Plan, effective on May 1, 2000

59.	2000 Stock Compensation Plan for Non-Employee Directors, as amended and restated as of March 1, 2003

60.	2005 Performance Incentive Plan, effective on May 1, 2005

61.	Deferred Fee Plan for Non-Employee Directors, as amended and restated effective April 24, 2008

62.	Stock Compensation Plan for Non-Employee Directors, as amended and restated effective February 24, 2010

63.	2010 Performance Incentive Plan, effective on May 20, 2010

64.	Kraft Foods Inc. Supplemental Benefits Plan I (including First Amendment adding Supplement A), as amended and restated effective as of January 1, 1996

65.	Agreement among Altria Group, Inc., Philip Morris USA Inc. and Michael E. Szymanczyk, dated as of May 15, 2002

66.	Form of Indemnity Agreement

67.	Form of Deferred Stock Agreement, dated as of January 31, 2007

68.	Form of Deferred Stock Agreement, dated as of January 30, 2008

69.	Form of Restricted Stock Agreement, dated as of April 23, 2008

70.	Form of Restricted Stock Agreement, dated as of January 27, 2009

71.	Form of Restricted Stock Agreement, dated as of December 31, 2009

72.	Form of Restricted Stock Agreement, dated as of January 26, 2010

73.	Time Sharing Agreement between Altria Client Services Inc. and Michael E. Szymanczyk, dated January 28, 2009

74.	First Amendment to the Time Sharing Agreement between Altria Client Services Inc. and Michael E. Szymanczyk, dated November 12, 2009

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75.	Second Amendment to the Time Sharing Agreement between Altria Client Services Inc. and Michael E. Szymanczyk, effective October 14, 2010

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EXHIBIT F-2 - FORM OF

OPINION OF COUNSEL

FOR ALTRIA

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(e)(iii) of the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (the “Credit Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents for such Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as counsel for Altria in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, I have examined originals, or copies certified to my satisfaction, of such corporate records of Altria, certificates of public officials and of officers of Altria, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of Altria or its officers or of public officials.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that, to the best of my knowledge, (i) there is no pending or threatened action or proceeding against Altria or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) that purports to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Notes, if any, or the consummation of the transactions contemplated thereby, and (ii) except for Proceedings disclosed in the Annual Report on Form 10-K of Altria for the fiscal year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and any Current Reports on Form 8-K filed subsequent to March 31, 2011 but prior to the Effective Date, or, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate delivered to the Lenders and attached hereto, there are no Proceedings that are likely to have a materially adverse effect upon the financial position or results of operations of Altria and its Subsidiaries taken as a whole.

Very truly yours,

EXHIBIT F-3 - FORM OF

OPINION OF COUNSEL

FOR GUARANTOR

[Letterhead of Hunton & Williams LLP]

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Philip Morris USA Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(e)(vii) of the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (the “Credit Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents for such Lenders, in connection with the issuance of a guarantee dated June 30, 2011 (“Guarantee”) made by Philip Morris USA Inc. (“PM USA”) in favor of the Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for PM USA in connection with the preparation, execution and delivery of the Guarantee and are furnishing this opinion at the request of PM USA.

In that connection, we have examined the following documents:

(1) The Credit Agreement.

(2) The Articles of Incorporation of PM USA and all amendments thereto (the “Charter”).

(3) The by-laws of PM USA and all amendments thereto (the “By-laws”).

(4) The resolutions of PM USA authorizing the Guarantee.

(5) The Guarantee.

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of PM USA, certificates of public officials and of officers of PM USA, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of PM USA set forth in the Guarantee and upon certificates of PM USA or its officers or of public officials. Whenever the phrase “known to us” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of PM USA in connection with the Credit Agreement, without independent investigation. In rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, (iii) the genuineness of all signatures, (iv) the legal capacity of natural persons and (v) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent, and the legality, validity, binding effect and enforceability thereof on such parties.

Our opinions expressed below are limited to the law of the State of New York, the Commonwealth of Virginia and the Federal law of the United States.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. PM USA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The execution, delivery and performance by PM USA of the Guarantee are within PM USA’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene: (i) the Charter or the By-laws or (ii) any law, rule or regulation which is known to us to be applicable to PM USA in connection with the transactions contemplated by the Guarantee or (iii) any of the agreements listed on Annex A hereto. The Guarantee delivered on the date hereof has been duly executed and delivered on behalf of PM USA.

3. The Guarantee is the legal, valid and binding obligation of PM USA enforceable under the laws of the State of New York against PM USA in accordance with its terms.

The opinion set forth in paragraph 3 above is subject to the effect of (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally (including, but not limited to, the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We express no opinion with respect to:

(A) The enforceability of any provision of the Guarantee to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;

(B) The effect of any provision of the Guarantee to the extent that such provision constitutes a guarantee relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in

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connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution;

(C) Any provision pursuant to which PM USA waives the benefit of any constitutional, statutory or common law right to the extent that such a waiver is deemed to violate the public policy of the State of New York; or

(D) Whether a federal or state court located outside the State of New York would give effect to a choice of New York law.

This opinion is being furnished to you in connection with Section 3.01(e)(vii) of the Credit Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We undertake no duty to inform you of events occurring subsequent to the date hereof.

Very truly yours,

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ANNEX A

Material Agreements and Instruments

1.	Indenture among Altria Group, Inc., as Issuer, Philip Morris USA Inc., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee, dated as of November 4, 2008

2.	Guarantee dated as of September 8, 2008, made by Philip Morris USA Inc., in favor of The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee for the holders of the 5.625% Notes due 2008, 7.000% Notes due 2013, and 7.750% Debentures due 2027 under the Indenture dated as of December 2, 1996

3.	Guarantee made by Philip Morris USA Inc., in favor of the lenders party to the 3-Year Revolving Credit Agreement, dated as of November 20, 2009, among Altria Group, Inc., the lenders named therein, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, dated as of November 20, 2009

4.	Guarantee made by Philip Morris USA Inc., in favor of the lenders party to the 364-Day Revolving Credit Agreement, dated as of November 17, 2010, among Altria Group, Inc., the lenders named therein, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents, dated as of November 17, 2010

5.	Guarantee dated as of June 11, 2010, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.125% Notes due 2015 of Altria Group, Inc.

6.	Guarantee dated as of August 5, 2010, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.125% Notes due 2015 of Altria Group, Inc.

7.	Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 7.75% Notes due 2014 of Altria Group, Inc.

8.	Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 8.50% Notes due 2013 of Altria Group, Inc.

9.	Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.25% Notes due 2019 of Altria Group, Inc.

10.	Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.70% Notes due 2018 of Altria Group, Inc.

11.	Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.95% Notes due 2038 of Altria Group, Inc.

12.	Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 10.20% Notes due 2039 of Altria Group, Inc.

13.	Guarantee dated as of May 5, 2011, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.750% Notes due 2021 of Altria Group, Inc.

14.	Intellectual Property Agreement by and between Philip Morris International Inc. and Philip Morris USA Inc., dated as of January 1, 2008

15.	Agreement among Altria Group, Inc., Philip Morris USA Inc. and Michael E. Szymanczyk, dated as of May 15, 2002

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EXHIBIT G - FORM OF

OPINION OF COUNSEL

FOR DESIGNATED SUBSIDIARY

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.02(e) of the 5-Year Revolving Credit Agreement, dated as of June 30, 2011 (the “Credit Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Administrative Agent for such Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for              (the “Designated Subsidiary”) in connection with the preparation, execution and delivery of the Designation Agreement.

In that connection, we have examined the following documents:

(1) The Designation Agreement.

(2) The Credit Agreement.

(3) The documents furnished by the Designated Subsidiary pursuant to Article III of the Credit Agreement.

(4) The [Articles] [Certificate] of Incorporation of the Designated Subsidiary and all amendments thereto (the “Charter”).

(5) The by-laws of the Designated Subsidiary and all amendments thereto (the “By-laws”).

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of the Designated Subsidiary, certificates of public officials and of officers of the Designated Subsidiary, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Designated Subsidiary or its officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Administrative Agent.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of             .

2. The execution, delivery and performance by the Designated Subsidiary of the Designation Agreement, the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to our knowledge, any contractual restriction binding on or affecting the Designated Subsidiary. The Designation Agreement, the Credit Agreement and the Notes delivered by the Designated Subsidiary on the date hereof have been duly executed and delivered on behalf of the Designated Subsidiary.

3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Designated Subsidiary of the Designation Agreement, the Credit Agreement and the Notes delivered by the Designated Subsidiary.

4. The Designation Agreement and the Credit Agreement are the legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms. The Notes issued on the date hereof, if any, by the Designated Subsidiary are the legal, valid and binding obligations of the Designated Subsidiary, enforceable against the Designated Subsidiary in accordance with their respective terms.

5. There is, to the best of my knowledge, no pending or threatened action or proceeding against the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Designation Agreement, the Credit Agreement or any of the Notes delivered by the Designated Subsidiary or the consummation of the transactions contemplated thereby.

2

The opinion set forth in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Very truly yours,

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EXHIBIT H

FORM OF OPINION OF

COUNSEL FOR JPMCB,

AS ADMINISTRATIVE AGENT

[Letterhead of Simpson Thacher & Bartlett LLP]

[Effective Date]

JPMorgan Chase Bank, N.A. and Citibank, N.A.,

as Adminstrative Agents

The Lenders listed on Schedule I hereto

which are parties to the Credit Agreement

on the date hereof

Re:	5-Year Revolving Credit Agreement dated as of June 30, 2011 (the “Credit Agreement”) among Altria Group, Inc. (the “Company”), and the Lenders party thereto and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Administrative Agents for such Lenders

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Bank, N.A., as Administrative Agent, in connection with the preparation, execution and delivery of the Credit Agreement.

This opinion is delivered to you pursuant to Section 3.01(e)(viii) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

In connection with this opinion, we have examined a copy of the Credit Agreement signed by the Company and by the Administrative Agents and the Lenders.

In addition, we have examined, and relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Agreement.

In rendering the opinion set forth below we have assumed that (1) the Credit Agreement is a valid and legally binding obligation of each party thereto other than the Company, (2) the Company is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Credit Agreement in accordance with its organizational documents, (3)(a) execution, delivery and performance by the Company of the Credit Agreement do not violate, or require any consent not obtained under, the laws of the jurisdiction in which it is organized or any other applicable laws or any order issued by any court or governmental agency or body and (c) execution, delivery and performance by the Company of the Credit Agreement will not breach or result in a default under or result in the creation of any lien upon or security interest in the Company’s properties pursuant to the terms of any agreement or instrument that is binding on the Company; and (4) the Company is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Credit Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Agreement that is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

(B) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or

(E) the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitation of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the

2

place of trial, and under 28 U.S.C. § 1404(a), a United States district court has discretion to transfer an action from one federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. This opinion letter may be furnished to, but may not be relied upon by, a regulatory authority entitled to request it.

Very truly yours,

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EXHIBIT I - FORM OF

CONFIDENTIALITY AGREEMENT

To:	[NAME OF BANK]

Date:	, 20__

Subject:	Altria Group, Inc. 5-Year Revolving Credit Facility (the “Credit Facility”)

In connection with the Credit Facility for Altria Group, Inc. (the “Company”), you will be receiving certain information which is non-public, confidential or proprietary in nature. That information and any other information, regardless of form, whether oral, written or electronic, concerning the Company, its subsidiaries or the Credit Facility furnished to you by [NAME OF LENDER], the Company, Altria Client Services Inc. (“Altria Client Services”) or any of their respective Representatives in connection with the Credit Facility (at any time on, before or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your Representatives which contain or otherwise reflect such information or your review of, advice concerning or interest in the Credit Facility is hereinafter referred to as the “Information.” As used herein, “Representatives” refers to affiliates, directors, officers, employees, agents, auditors, attorneys, consultants or other advisors, and references to the Company or Altria Client Services shall be deemed to include each of their respective affiliates. In consideration of your receipt of the Information, you agree that:

1.	You will not, without the prior written consent of the Company, use, either directly or indirectly, any of the Information except in connection with the Credit Facility and any other extension of credit made by you to the Company.

2.	You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating, administering or monitoring the Credit Facility, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives and to indemnify and hold the Company, Altria Client Services and their respective Representatives harmless from and against any and all liabilities, claims, causes of action, costs and expenses (including attorney fees and expenses) arising out of the breach of this Agreement by you or your Representatives.

3.	Without the prior written consent of the Company or Altria Client Services, you shall not disclose to any person (except as otherwise expressly permitted herein) the fact that the Information has been made available, that discussions are taking place between the Company, Altria Client Services and you or any other financial institution concerning the Credit Facility, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that the Credit Facility has been consummated.

4.	This Agreement shall be inoperative as to any portion of the Information that (i) is or becomes generally available to the public on a non-confidential basis through no fault by you or your Representatives, or (ii) is or becomes available to you on a non-confidential basis from a source other than the Company, Altria Client Services, [NAME OF LENDER] or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Company, Altria Client Services, [NAME OF LENDER] or their respective Representatives.

5.	You may disclose the Information at the request of any regulatory or supervisory authority having jurisdiction over you; provided that you request confidential treatment of such Information to the extent permitted by law; provided further, that, insofar as permitted by law and practicable, you notify the Company and Altria Client Services in advance of such disclosure pursuant to the following paragraph.

6.	In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information or the existence of the Credit Facility, you shall provide the Company and Altria Client Services with notice of such event promptly upon your obtaining knowledge thereof (provided that you are not otherwise prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

7.	In the event that discussions with you concerning the Credit Facility are discontinued or your participation in the Credit Facility is otherwise terminated, you shall deliver to Altria Client Services the copies of the Information that were furnished to you by or on behalf of the Company and represent to Altria Client Services that you have destroyed all other copies thereof, provided that you may maintain copies of the Information, subject to the terms of this Agreement, as required by law or regulations or document retention policies applicable to you. All of your obligations hereunder and all of the rights and remedies of the Company and Altria Client Services and [NAME OF LENDER] hereunder shall survive any discontinuance of discussions, termination of your participation or any return or destruction of the Information.

8.	You acknowledge that disclosure of the Information in violation of the terms of this Agreement could have material adverse consequences that could not be adequately compensated by money damages alone, and agree that, in the event of any breach by you or your Representatives of this Agreement, the Company, Altria Client Services and their respective Representatives will be entitled to seek equitable relief (including injunction and specific performance) in addition to all other remedies available to them at law or in equity.

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9.	The obligations set forth in this Agreement shall survive until the earliest of two years from the date of this Agreement or until execution of any agreement between the Company and you with respect to the Credit Facility or an agreement which contains confidentiality provisions superseding this Agreement. This Agreement shall govern your confidentiality obligations from the date hereof with respect to Information furnished to you as described above in connection with the Credit Facility, and from the date hereof no prior agreement entered into by you and the Company will apply to such Information.

10.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

THIS AGREEMENT IS IN ADDITION TO AND, EXCEPT AS PROVIDED ABOVE, DOES NOT SUPERSEDE THE CONFIDENTIALITY AGREEMENTS CONTAINED IN ANY CREDIT AGREEMENTS OF THE COMPANY OR ITS AFFILIATES TO WHICH YOU ARE A PARTY.

IT IS UNDERSTOOD AND AGREED THAT THE COMPANY, ALTRIA CLIENT SERVICES, [NAME OF LENDER] AND THEIR RESPECTIVE REPRESENTATIVES MAY RELY ON THIS EXPRESS AGREEMENT.

ACCEPTED AND AGREED as of the date written above:

[NAME OF BANK]

By
Name:
Title:

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